Exhibit 2(k)(4)
ACCOUNTING AND INVESTOR SERVICES AGREEMENT
     THIS AGREEMENT is made as of August 25, 2010 (the “Effective Date”) by and between J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C., a Delaware limited liability company (the “Fund”), and BNY MELLON INVESTMENT SERVICING (U.S.) INC., a Massachusetts corporation (“BNYM”). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.
BACKGROUND
(A)	The Fund is organized as a limited liability company under the laws of Delaware and is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended.
(B)	The Fund, BNYM and J.P. Morgan Alternative Asset Management, Inc. are parties to an Administration Agreement dated as of May 26, 2004 (the “Administration Agreement”), pursuant to which BNYM was appointed as administrator of the Fund to perform such administrative duties as set out therein.
(C)	The Fund has determined to terminate the Administration Agreement as of the Effective Date and (i) appoint JPMorgan Funds Management, Inc. as the Fund’s administrator pursuant a new administration agreement and (ii) enter into a new agreement with BNYM to provide certain accounting, registrar and transfer agency services.
(D)	The Fund desires to retain the BNYM to provide the accounting and investor services set forth below, and the BNYM desires to provide such services.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Appointment. The Fund hereby appoints BNYM to provide the accounting and investor services in accordance with the terms set forth in this Agreement. BNYM accepts such appointment and agrees to furnish such services. BNYM shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by BNYM and the Fund in a written amendment hereto. BNYM shall provide such duties as are set out in Appendix B and Appendix C to this Agreement and such other services as may be agreed in writing from time to time among the parties to this Agreement. In performing its duties under this Agreement, BNYM will act in all material respects in accordance with the Private Placement Memorandum, as may be amended from time to time (provided copies are delivered to the BNYM). BNYM shall for the purposes of this Agreement be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act on behalf of or to represent the Fund or the

Managing Member in any way or otherwise be deemed an agent of the Fund or the Managing Member or to have any power to enter into any transaction or otherwise bind the Fund or the Managing Member. BNYM shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.
2. Instructions.
     (a) Unless otherwise provided in this Agreement, BNYM shall act only upon Oral Instructions or Written Instructions.
     (b) BNYM shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by BNYM to be an Authorized Person) pursuant to this Agreement. BNYM may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Managing Member or Members, unless and until BNYM receives Written Instructions to the contrary.
     (c) The Fund agrees to forward to BNYM Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by BNYM or its affiliates) so that BNYM receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by BNYM or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or BNYM’s ability to rely upon such Oral Instructions.
3. Right to Receive Advice.
     (a) Advice of the Fund. If BNYM is in doubt as to any action it should or should not take, BNYM may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.
     (b) Advice of Counsel. If BNYM shall be in doubt as to any question of law pertaining to any action it should or should not take, BNYM may at its own expense request advice from counsel of its own choosing (who may be counsel for the Fund, the Managing Member or BNYM, at the option of BNYM).
     (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions BNYM receives from the Fund and the advice BNYM receives from counsel, BNYM may rely upon and follow the advice of counsel, provided that the BNYM has discussed the matter with the Fund (and/or its counsel) and the conflict is not resolved in a reasonable time and in a reasonable manner.
     (d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon BNYM to seek such directions or advice or Oral Instructions or Written Instructions

4. Records; Visits.
     (a) The books and records pertaining to the Fund which are in the possession or under the control of BNYM shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during BNYM’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNYM to the Fund or to an Authorized Person, at the expense of the Fund. Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.
(b)	BNYM shall keep the following records:
(i)	all books and records with respect to the Fund’s books of account; and
(ii)	records of the Fund’s securities transactions.
BNYM may house these records in a third party storage facility.
     (c) Upon request, the Sub-Administrator shall provide the Administrator with a copy of the “Report on Controls Placed in Operation and Tests of Operating Effectiveness” on controls placed in operation and on tests of the operating effectiveness of its systems with respect to Fund Accounting and Administration Operations (“SAS 70 Audit”), within fifteen (15) days from the time the report is generally available for distribution to the Sub-Administrator’s clients. For the avoidance of doubt, such SAS 70 Audit is the Sub-Administrator’s “Confidential Information” as defined below.
5.	Confidentiality.
(a)	Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include:
(i)	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNYM, their respective subsidiaries and affiliated companies;

(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNYM a competitive advantage over its competitors;

(iii)	all confidential or proprietary concepts, documentation, reports, data,

specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)	anything designated as confidential.
(b)	Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:
(i)	is already known to the receiving party at the time it is obtained;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction;

(v)	is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law;

(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii)	is Fund information provided by BNYM in connection with an independent third party compliance or other review;

(viii)	is necessary or desirable for BNYM to release such information in connection with the provision of services under this Agreement; or

(ix)	has been or is independently developed or obtained by the receiving party.
     (c) The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.
6. Liaison with Auditors. BNYM shall assist the Administrator as liaison with the Fund’s Auditors and shall provide account analyses, fiscal year summaries, and other audit-related schedules in its possession with respect to the Fund. BNYM shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such Auditors for the expression of their opinion, as required by the Fund.
7. BNYM System. BNYM shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by BNYM in connection with the services provided by BNYM to the Fund.
8. Disaster Recovery. BNYM shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. BNYM shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNYM’s own breach of its Standard of Care (defined in Section 10 below) in performing its duties or obligations under this Agreement.
9. Compensation.
     (a) As compensation for services set forth herein that are rendered by BNYM during the term of this Agreement, the Fund will pay to BNYM a fee or fees as may be agreed to in writing by the Fund and BNYM.
     (b) The undersigned hereby represents and warrants to BNYM that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM or to the Fund or to any adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by BNYM to the Fund or such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Managing Member of the Fund and that, if required by applicable law, such Managing Member has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.
     (c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to BNYM the fees set forth in the applicable fee letter.
10. Standard of Care/Limitations of Liability.
     (a) Subject to the terms of this Section 10, BNYM shall be liable to the Fund (or any person or entity claiming through the Fund) for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) only to the extent caused by BNYM’s own intentional misconduct, bad faith or negligence with respect to its duties under this Agreement (“Standard of Care”).
     (b) BNYM shall not be liable for any loss (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party unaffiliated with BNYM; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.
     (c) BNYM shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which BNYM reasonably believes to be genuine. BNYM shall not be liable for any losses that are caused by actions or omissions taken by BNYM in accordance with Oral Instructions or Written Instructions or advice of counsel. BNYM shall not be liable for any losses arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.
     (d) Neither BNYM nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by BNYM or its affiliates.
     (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.
     (f) This Section 10 shall survive termination of this Agreement.
11. Indemnification. Absent BNYM’s failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless BNYM and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by BNYM in connection with the provision of services to the Fund. This Section 11 shall survive termination of this Agreement.
12. Duration and Termination. This Agreement shall continue until terminated by the Fund or by BNYM on sixty (60) days’ prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by BNYM, will be borne by the Fund.
13. Notices. All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given seven days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to BNYM, at 301 Bellevue Parkway, Wilmington, DE 19809, attn: President (or such other address as BNYM may inform the Fund in writing); (b) if to the Fund, at 245 Park Ave 3rd Floor, New York, NY, 10167 or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.
14. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.
15. Delegation; Assignment. BNYM may assign this Agreement and/or its rights and delegate its duties hereunder to any affiliate of BNYM, provided that BNYM gives the Fund at least thirty (30) days prior written notice of such assignment or delegation.
16. Facsimile Signatures; Counterparts. This Agreement may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.
17. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
18. Miscellaneous.
     (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. Notwithstanding any provision hereof, the services of BNYM are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and BNYM.
     (b) Non-Solicitation. During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNYM’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNYM employee by the Fund if the BNYM employee was identified by such entity solely as a result of the BNYM employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
     (c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its Private Placement Memorandum or Organizational Documents or adopt any policies which would affect materially the obligations or responsibilities of BNYM hereunder without the prior written approval of BNYM, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by BNYM under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.
     (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
     (e) Information. The Fund will provide such information and documentation as BNYM may reasonably request in connection with services provided by BNYM to the Fund, including without limitation copies of its organizational documents and offering documents, and any supplements, updates or amendments thereto.
     (f) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.
     (g) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     (h) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.
     (i) No Representations or Warranties. Except as expressly provided in this Agreement, BNYM hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. BNYM disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.
     (j) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNYM’s affiliates are financial institutions, and BNYM may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. BNYM may also ask (and may have already asked) for additional identifying information, and BNYM may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (U.S.) INC.
By:
Title:

J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C.
By:
Title:

APPENDIX A
Definitions
As used in this Agreement:
(a)	“Auditor” shall mean PricewaterhouseCoopers LLP acting as the independent certified public accountants of the Fund or any other entity for the time being appointed as independent certified public accountants of the Fund.

(b)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund in a manner reasonably acceptable to BNYM to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(c)	“Interests” shall mean all limited liability company interests in the Fund.

(d)	“Investment Manager” shall mean J.P. Morgan Investment Management Inc., the investment manager of the Fund as of the Effective Date.

(e)	“LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of J.P. Morgan Multi-Strategy Fund, L.L.C., dated as of May 26, 2004, as amended.

(f)	“Managing Member” shall mean J.P. Morgan Investment Management Inc. or any successor managing member admitted to the Fund in accordance with the LLC Agreement.

(g)	“Members” shall mean all persons admitted as members of the Fund in accordance with the LLC Agreement.

(h)	“Oral Instructions” mean oral instructions received by BNYM from an Authorized Person or from a person reasonably believed by BNYM to be an Authorized Person. BNYM may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(i)	“Organizational Documents” means, in the case of the Fund, the by-laws, confidential memorandum, LLC Agreement, trust deed or other documents constituting the Fund.

(j)	“Portfolio Managers” shall mean portfolio managers in which the Fund invests through the medium of investment funds or through discretionary managed accounts.

(k)	“Private Placement Memorandum” shall mean the Private Placement Memorandum published by the Fund as the same may be amended from time to time.

(l)	“Special Member” shall mean the Fund’s sub-advisor, J.P.Morgan Private Investments Inc, which is entitled to the Performance Allocation, if any, payable by the Fund.

(m)	“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by BNYM to be an Authorized Person) and received by BNYM or (ii) trade instructions transmitted (and received by BNYM) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

APPENDIX B
Accounting Services
(i)	Journalize investment, capital and income and expense activities;

(ii)	Record investment buy/sell trade tickets when received from the Administrator or the Fund’s investment adviser (the “Adviser”), as applicable;

(iii)	Maintain historical tax lots for each security;

(iv)	Reconcile cash with the Fund’s custodian(s)/prime broker(s), and provide the Adviser with the beginning cash balance available for investment purposes;

(v)	Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the LLC Agreement;

(vi)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

(vii)	Monitor the expense accruals and notify the Administrator and/or an officer of the Fund of any proposed adjustments;

(viii)	Control all disbursements and authorize such disbursements upon receipt of Written Instructions;

(ix)	Calculate capital gains and losses;

(x)	Determine net income;

(xi)	Determine applicable foreign exchange gains and losses on payables and receivables;

(xii)	Obtain security market quotes and currency exchange rates from independent pricing sources approved by the Administrator and/or the Adviser, or if such quotes or rates are unavailable, then obtain the same from the Administrator and/or the Adviser, and in either case calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that the Sub-Administrator shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Administrator and/or the Adviser or any other pricing source, nor shall the Sub-Administrator have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xiii)	Transmit or make available a copy of the portfolio valuation to the Sub-Administrator and/or the Adviser as agreed upon between the Administrator and the Sub-Administrator; and

(xiv)	Arrange for the computation of the net asset value in accordance with the provisions of the Fund’s Private Placement Memorandum.

Investor Services.

(i)	Maintain the register of Members of the Fund and enter on such register all issues, transfers and repurchases of interests in the Fund;

(ii)	Arrange for the calculation of the issue and repurchase prices of interests in the Fund in accordance with the LLC Agreement;

(iii)	Allocate income, expenses, gains and losses to individual Members’ capital accounts in accordance with the LLC Agreement;

(iv)	Calculate the incentive allocation, if applicable, in accordance with the LLC Agreement and reallocate corresponding amounts from the applicable Members’ capital accounts to the Special Member’s capital account; and

(v)	Prepare and mail annually to Members any required Form K-1 in accordance with applicable tax regulations.

APPENDIX C
J.P. Morgan Access Multi-Strategy Fund, L.L.C.
Fund NAV and Monthly Accounting Package Timeline

Timing		Step		Action
1.	generally 3 days prior to the end of the month	• •	Cut off for receipt of valuations from the underlying hedge funds Produce final Fund Status Report	• • •	receives all valuations from the underlying hedge funds by the 20th calendar day produces the final Fund Status Report sends to Administrator for review

2.	generally by the last day of the month	•	Review and distribute final Fund NAV and Monthly Accounting Package	• •	receives and reviews the final Fund NAV and Monthly Accounting Package

Once the final Fund NAV and Monthly Accounting Package is completed, and Administrator will distribute pursuant to operating procedures

3.	generally 3 days after the end of the month	•	Produce investor statements and extracts	• • •	prepares the investor statements and extracts sends to receives and reviews investor statements and extracts